UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 2, 2013

ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051

Mailing address:  P.O. Box 3241, Milwaukee, Wisconsin  53201

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (262) 293-1500
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On August 2, 2013, Actuant Corporation (“Actuant”), and HSBC Investment Bank Holdings PLC (together with certain other sellers that are party thereto, the “Sellers”), entered into an Agreement (the “Purchase Agreement”) for the Sale and Purchase of Venice Topco Limited (“Viking”), including its Viking SeaTech business.  Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, Actuant will acquire all of the issued share capital of Viking.  In consideration for the issued share capital of Viking, Actuant will pay approximately £150 million ($225 million), subject to a post-closing working capital adjustment as set forth in the Purchase Agreement.

The Purchase Agreement, together with the Warranty Deed executed in connection therewith, contains customary representations and warranties, including, among others, with respect to Viking: financial matters, conduct of business, sufficiency of assets, employee matters, information technology, intellectual property, real property, litigation, compliance with law, corporate organization and capitalization, environmental, product warranty and liability, taxes, ownership shares, no liens or encumbrances, and power, capacity and authorization.  Certain Sellers have agreed to cause Viking to conduct its business in the ordinary course until the transactions contemplated by the Purchase Agreement are completed.

Completion of the transactions contemplated by the Purchase Agreement is subject to certain closing conditions, including the approval by the Norwegian Competition Authority.

The Purchase Agreement contains certain termination rights in favor of the Sellers and Actuant, as the case may be, applicable upon October 31, 2013, if the transactions contemplated by the Purchase Agreement have not been completed by that time as a result of (i) the failure to receive approval by the Norwegian Competition Authority, or (ii) the issuance of a court order that prohibits such completion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: August 8, 2013
/s/ Andrew G. Lampereur
Name: Andrew G. Lampereur Title: Executive Vice President and Chief Financial Officer